Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2010
(millions, except per share amounts)

Operating Revenue	$14,627

Operating Expenses	9,736

Income from operations	4,891

Other income	167

Interest and related charges	833

Income before income tax expense including noncontrolling interests	$4,225

Income tax expense	1,632

Net income including noncontrolling interests	2,593

Loss from discontinued operations (including income tax benefit of $45)	(74)

Noncontrolling interests	17

Net income attributable to Dominion	$2,502

Amounts attributable to Dominion:

Income from continuing operations	$2,576

Loss from discontinued operations	(74)

Net income attributable to Dominion	$2,502

Earnings Per Common Share – Basic
Income from continuing operations	$4.37
Loss from discontinued operations	(0.12)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$4.22

Earnings Per Common Share – Diluted
Income from continuing operations	$4.36
Loss from discontinued operations	(0.12)
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$4.21

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2010
(millions)

Operating Revenue	$6,673

Operating Expenses	5,774

Income from operations	899

Other income	106

Interest and related charges	345

Income before income tax expense	660

Income tax expense	230

Net Income	430

Preferred dividends	17

Balance available for common stock	$413